UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 31, 2016

MGM Growth Properties LLC

(Exact name of registrant as specified in its charter)

Delaware	001-37733	47-5513237
(State of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6385 S. Rainbow Blvd., Suite 500 Las Vegas, Nevada	89118
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 669-1480

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 31, 2016, MGM Growth Properties LLC (the “Company”), MGM Resorts International (“MGM Resorts”), MGM Growth Properties Operating Partnership LP (the “Operating Partnership”), MGP Lessor, LLC (the “Landlord”) and MGM Lessee, LLC, entered into a master transaction agreement (the “Master Transaction Agreement”), which provides for, among other things (subject to and following the acquisition by MGM Resorts of Boyd Gaming Corporation’s interest in Borgata (as defined below)), the transfer of the real estate assets (the “Property”) related to the Borgata Hotel Casino and Spa (“Borgata”) located at Renaissance Pointe in Atlantic City, New Jersey from a subsidiary of MGM Resorts to the Landlord, a subsidiary of the Company. A subsidiary of MGM Resorts will operate Borgata.

Upon the terms and subject to the conditions set forth in the Master Transaction Agreement, the Company will purchase from MGM Resorts all of the Property for total consideration of $1.175 billion, which will consist of the assumption by the Landlord of certain indebtedness from a subsidiary of MGM Resorts (such amount, to be determined by MGM Resorts prior to the closing of the acquisition, between $525 million and the greater of (i) $570 million and (ii) an amount that would result in the Pro Forma Total Net Leverage Ratio (as defined in the Master Transaction Agreement) not exceeding 5.5x) with the remainder paid in Operating Partnership units based on a price per unit of $23.03 (the closing price of the Class A common shares on the trading day prior to announcement). The transaction is expected to close in the third quarter of 2016, subject to regulatory approvals and other customary closing conditions (including the acquisition by MGM Resorts of Boyd Gaming Corporation’s interest in Borgata).

The Property will be leased by the Landlord to MGM Lessee, LLC via an amendment to the existing Master Lease, dated as of April 25, 2016, between the Landlord and MGM Lessee, LLC (the “Master Lease”). Following the consummation of the transaction, the initial rent under the Master Lease will be increased by $100 million, $90 million of which will be allocated to the Base Rent (as defined in the Master Lease) for the initial term and $10 million of which will be allocated to the Percentage Rent (as defined in the Master Lease). As a result of the foregoing, following the closing of the acquisition, the Base Rent under the Master Lease will be $585 million for the initial term and the Percentage Rent shall be $65 million.

The representations, warranties and covenants contained in the Master Transaction Agreement were made only for purposes of the Master Transaction Agreement and as of the specific date (or dates) set forth therein, and were solely for the benefit of the parties to such agreement and are subject to certain limitations as agreed upon by the contracting parties. In addition, the representations, warranties and covenants contained in the Master Transaction Agreement may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the Master Transaction Agreement and should not rely on the representations, warranties and covenants contained therein, or any descriptions thereof, as characterizations of the actual state of facts or conditions of the Company.

This description of the Master Transaction Agreement is qualified in its entirety by reference to the full text of the Master Transaction Agreement attached hereto as Exhibit 2.1. Exhibits and schedules that have been excluded from the text of the Master Transaction Agreement attached hereto will be supplementally furnished to the Commission upon request.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit	Description

2.1	Master Transaction Agreement by and among MGM Growth Properties LLC, MGM Resorts International, MGM Growth Properties Operating Partnership LP, MGP Lessor, LLC and MGM Lessee, LLC, dated as of May 31, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGM Growth Properties LLC

By:	/s/ Andrew Hagopian III
Name:	Andrew Hagopian III
Title:	Assistant Secretary

Date: May 31, 2016

Exhibit Index

Exhibit	Description

2.1	Master Transaction Agreement by and among MGM Growth Properties LLC, MGM Resorts International, MGM Growth Properties Operating Partnership LP, MGP Lessor, LLC and MGM Lessee, LLC, dated as of May 31, 2016